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                                                                   EXHIBIT 10.53
                              AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT


   THIS AGREEMENT, made and entered into as of January 1, 1997, by and between Neodata Services, Inc., a Delaware corporation (hereinafter, together with its successors, referred to as the "Company"), and A. Laurence Jones (hereinafter referred to as the "Executive").

   WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement, dated as of January 1, 1994 (the "Old Agreement"); and

   WHEREAS, the Company and Executive desire to amend and restate the Old Agreement in its entirety as set forth herein,

   NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

   1.  Definitions.

   (a) Accrued Benefits means (i) all salary earned or accrued through the date the Executive's employment is terminated, (ii) reimbursement for any and all monies advanced in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive through the date the Executive's employment is terminated; and (iii) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company, including any unused vacation pay.

   (b) Act means the Securities Exchange Act of 1934, as amended.

   (c) Board means, so long as Holding owns all the outstanding capital stock of the Company, the board of directors of Holding. In all other cases, Board means the board of directors of the Company.

   (d) Cause means the Executive's (i) conviction of, or plea of nolo contendere to, a felony, (ii) use of illegal drugs, (iii) material breach of this Agreement, fraud, dishonesty in connection with his employment, competition with
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the Company, Holding or their respective Subsidiaries, unauthorized use of any trade secret or other confidential information of the Company, Holding or their respective Subsidiaries, or continued gross neglect of his duties or responsibilities under this Agreement, or (iv) failure to properly perform his duties in the reasonable judgment of Chairman of the Board of the Company. Notwithstanding the above, the occurrence of any of the events specified in clause (iii) above shall not constitute Cause unless the Company gives the Executive written notice that such event constitutes Cause, and the Executive thereafter fails to cure such event within 30 days after receipt of such notice. In the case of a termination for Cause as described in clause (i),
(ii) or (iv) above, the Executive shall be given the opportunity not less than 30 days after the receipt of such notice to meet with the Board to defend his acts or failures to act, prior to termination. The Company may suspend the Executive's title and authority pending such meeting, and such suspension shall not constitute "Good Reason", as defined below.

   (e) Employment Period means the period during which the Executive is employed by the Company pursuant to this Agreement.

   (f) Good Reason means (i) without the Executive's written consent, any reduction, approved by the Board, in the amount of the Executive's annual salary or any adverse change, approved by the Board, in the manner in which the Executive's opportunity for an annual bonus is determined, (ii) any significant reduction, approved by the Board without the Executive's written consent, in the aggregate value of the Executive's benefits under Paragraph 4 hereof (other than annual salary or bonus) as in effect from time to time (unless such reduction is pursuant to a general change in benefits applicable to all similarly situated employees of the Company), (iii) any material breach by the Company of this Agreement (other than a breach caused solely by the Executive), or (iv) any significant reduction, approved by the Board without the Executive's written consent, in the Executive's title, duties or responsibilities. Notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Executive gives the Company written notice that such event constitutes Good Reason, and the Company thereafter fails to cure the event within 30 days after receipt of such notice.

   (g) Hicks, Muse means Hicks, Muse, Tate & Furst Incorporated, a Texas corporation, and its affiliates and its and their respective officers, directors, and employees (and members of their respective families and trusts for the primary benefit of such family members).





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   (h) Hicks, Muse Company means any Person in which Hicks, Muse beneficially owns more than 25% of the fully-diluted common stock or has an unrecovered investment of $1,000,000 or more, and each Subsidiary thereof.

   (i) Holding means Neodata Corporation, a Delaware corporation which is the parent of the Company, together with its successors.

   (j) Marketable Securities means securities (i) of a class or series listed or traded on the New York Stock Exchange, American Stock Exchange, or Nasdaq National Market and (ii) which, as a matter of law, shall at the time of acquisition be (or which at the date of acquisition are legally committed to become within six months after the date of acquisition) freely saleable in unlimited quantities by Hicks, Muse to the public, either pursuant to an effective registration statement under the Securities Act of 1933, as amended (including a current prospectus which is available for delivery), or without the necessity of such registration.

   (k) Person means any "person", within the meaning of Sections 13(d) and 14(d) of the Act, including a "group" as therein defined.

   (l) Sale of the Company means the first to occur of (i) the Company's ceasing to be a Hicks, Muse Company in a transaction or series of related transactions initiated or agreed to by Hicks, Muse, (ii) the consummation of a transaction or series of related transactions initiated or agreed to by Hicks, Muse pursuant to which Hicks, Muse receives, in respect of its shares of Holding common stock, cash and/or Marketable Securities which have an aggregate value equal to at least 75% of the total value of all common stock of Holding owned by Hicks, Muse immediately prior to such transaction, as determined by the Board in good faith, or (iii) a "change of control" as defined in the Holding Amended and Restated 1990 Employee Incentive Plan.

   (m) Subsidiary means, with respect to any Person, any other Person of which such first Person owns or has the power to vote, directly or indirectly, securities representing a majority of the votes ordinarily entitled to be cast for the election of directors or other governing Persons.

   2. Term of Employment. The Executive's Employment Period shall become effective as of January 1, 1994 and shall continue until the date that the Executive's employment relationship with the Company ceases for any reason.





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   3.  Duties.  During the Employment Period, the Executive shall serve as
President and Chief Executive Officer of the Company, shall, subject to and in accordance with the authority and direction of the Board and the Chairman of the Board, have such authority and perform in a diligent and competent manner such duties which are customary for a chief executive officer of a business comparable to the Company as may be assigned to him by the Board or Chairman of the Board of the Company, and shall devote his best efforts and his full business time, attention and skill to the business and affairs of the Company. So long as the Executive is employed by the Company, he shall be entitled to serve on the Board.

   4. Compensation. During the Employment Period, the Executive shall be compensated as follows:

   (a) the Executive shall receive, at such intervals and in accordance with such Company policies as may be in effect from time to time, an annual base salary equal to $375,000;

   (b) the Executive shall be eligible to receive an annual bonus, effective beginning with the fiscal year beginning January 1, 1996, with a target equal to 100% of the Executive's base salary as defined by the Company's management incentive bonus plan, as approved by the Board and in effect from time to time;

   (c) the Executive shall be reimbursed, at such intervals and in accordance with such Company policies as may be in effect from time to time, for any and all reasonable and necessary business expenses incurred by him for the benefit of the Company, Holding and their respective Subsidiaries, including but not limited to travel expenses;

   (d) the Executive shall be included, to the extent eligible thereunder, in any and all plans providing general benefits for the Company's employees (as approved by the Board and in effect from time to time), including but not limited to, group life insurance, accidental death and dismemberment insurance, business travel accident insurance, disability, medical, dental, pension/savings plans, supplemental pension/savings plans, and shall be provided any and all other benefits and perquisites made available to other employees of comparable status and position at the expense of the Company on a comparable basis;

   (e) the Executive shall be reimbursed annually for personal tax and estate planning advice in an amount not to exceed $10,000;





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   (f) the Executive shall receive (i) an automobile allowance, payable no less frequently than monthly, equal to $1,000 per month and (ii) an annual reimbursement for automobile gasoline, maintenance and insurance in an amount not to exceed $3,000;

   (g) the Executive shall be reimbursed, as incurred, for the reasonable initiation or entry fee and monthly dues of (i) one membership for the Executive in an eating club of his choice, and (ii) one membership for the Executive and his immediate family in one country club of his choice (or as an alternative, the Executive may choose one membership in a yacht club or marina of his choice, provided the initial and ongoing cost of said membership shall not exceed the reasonable initial and ongoing costs of one family golf club membership); and

   (h) the Executive shall be reimbursed for the premiums paid by him on Phoenix Home Life Mutual Insurance Policy No. 2-496-827 (which is a whole life insurance policy on the life of the Executive), provided such premiums shall not exceed $2,625 per year. The Executive shall remain the owner of such policy and the Company shall have no right or interest therein.

   5. Termination of Employment. (a) All Accrued Benefits to which the Executive (or his estate or beneficiary) is entitled shall be payable in cash promptly upon termination of his Employment Period, except as otherwise specifically provided herein, or under the terms of any applicable plan or program.

   (b) Any termination by the Company, or the Executive, of the Employment Period shall be communicated by written notice of termination to the Executive if such notice is delivered by the Company and to the Company if such notice is delivered by the Executive. The Notice of Termination shall comply with the requirements of Section 13 below.

   (c) If the Employment Period is terminated by the Executive for Good Reason, or if the Employment Period is terminated by the Company for any reason other than (x) Cause, (y) the Executive's death, permanent disability (as defined in the Company's Board-approved disability plan or policy, as in effect from time to time) or retirement (as defined in the Company's Board-approved retirement plan or policy, as in effect from time to time), or (z) Sale of the Company, then, as his exclusive right and remedy in respect of such termination:





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     (i)    the Executive shall be entitled to receive from the Company his
            Accrued Benefit, except that, for this purpose, Accrued Benefit shall not include any entitlement to severance under any Company severance policy generally applicable to the Company's salaried employees;

     (ii) the Executive shall receive from the Company severance pay equal to then current monthly base salary, payable in accordance with the Company's regular pay schedule, for 18 months from the date of termination of employment;

     (iii) the Executive shall be entitled to receive from the Company any bonus he would otherwise have received in respect of the year in which his employment is terminated, pro-rated to reflect the period of the Executive's actual employment during such year, and payable as soon as practicable after the year to which such bonus relates;

     (iv) the Executive shall continue to receive from the Company the automobile allowance contemplated by Paragraph 4(f) and to be covered at the expense of the Company by the same or equivalent medical, dental, and life insurance coverages as in effect for the Executive immediately prior to termination of his employment, until the earlier of (A) the expiration of the period he receives severance pay or (B) the date the Executive has commenced new employment and has thereby become eligible for comparable benefits;

     (v) the Executive shall be entitled to receive from the Company the personal tax and estate planning reimbursement contemplated by Paragraph 4(e) until all his personal, state and federal income tax returns have been filed for the first calendar year (full or partial) in which he receives severance pay (all such returns to be filed within the time required by applicable law, including any duly obtained extensions); and





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     (vi)   the Executive shall be permitted the use of the clubs contemplated by Paragraph 4(g) until the first payment of dues is required after termination of Executive's employment, at which time the Executive shall, at his option, either resign his membership in the clubs or reimburse the Company for all initiation and similar fees (excluding monthly or annual dues) paid by the Company pursuant to this Agreement and assume all future financial obligations related to club memberships (and have such membership transferred to his personal name).

   (d) In the event a Sale of the Company shall occur, the Company may, at its option (i) terminate the Executive's employment concurrently with such Sale of the Company, in which case the Executive shall receive, as his exclusive right and remedy in respect of such termination, the same benefits as stated in clauses (i) through (vi) of Paragraph 5(c) except that, in lieu of the bonus payable pursuant to Paragraph 5(c)(iii) above, the Company shall pay the Executive a one-time bonus payment of $750,000, and all of the options to purchase Common Stock, par value $0.01 per share ("Common Stock"), Class A Convertible Preferred Stock - Series 2, par value $0.01 per share ("Series 2 Preferred Stock"), and Nonvoting Common Stock, par value $0.01 per share ("Nonvoting Common Stock"), of Holding then held by the Executive shall fully vest on the date of such termination and become immediately exercisable, or
(ii) require the Executive to remain in the employment of the Company, pursuant to and on the terms of this Agreement, for a transition period specified by the Company in writing (not to exceed 12 months from the consummation of such Sale of the Company). Unless the Company and the Executive shall mutually agree otherwise in writing, at the expiration of such transition period the Executive's employment with the Company shall terminate and he shall be entitled to receive, as his exclusive right and remedy in respect of such termination, the same benefits as stated in clauses (i) through (vi) of Paragraph 5(c) except that all of the options to purchase Common Stock, Series 2 Preferred Stock and Nonvoting Common Stock then held by the Executive shall fully vest on the date of such termination and become immediately exercisable; provided, that if at any time during such transition period the Executive is not holding the title and responsibilities of Chief Executive Officer of the Company, the Company shall also pay to Executive a one-time bonus of $750,000 upon such termination.

   (e) Notwithstanding anything in Paragraph 5(d) hereof to the contrary, if the vesting of the Executive's options in connection with a Sale of the





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Company pursuant to Paragraph 5(d) hereof would result in the Executive receiving "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and any proposed and final Treasury Regulations thereunder ("Excess Parachute Payments"), then the number of the Executive's options which vest as a consequence of the Sale of the Company shall be reduced to the maximum number of options the vesting of which would not result in Excess Parachute Payments with respect to the Executive. The Company shall be entitled to rely upon the advice of counsel regarding whether and the extent to which the vesting of options will result in Excess Parachute Payments with respect to the Executive.

   (f) In the event that the Employment Period is terminated by reason of the Executive's death or permanent disability (as defined in the Company's Board-approved disability plan or policy, as in effect from time to time), then, as his estate's, devisee's or legal representative's exclusive right and remedy hereunder, the Executive's estate, devisee or legal representative shall be entitled to his (i) Accrued Benefit, (ii) pro-rata bonus, and (iii) personal tax and estate planning reimbursement, in accordance with Paragraphs 5(c)(i),
(iii) and (v) of this Agreement, respectively.

   6. Further Obligations of the Executive. (a) During and following the Executive's employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company, Holding and their respective Subsidiaries except to the extent authorized in writing by the Board or required by any court or administrative agency, other than to an employee of the Company, Holding or their respective Subsidiaries or a Person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company. Confidential information shall not include any information known generally to the public. All records, files, documents and materials, or copies thereof, relating to the Company's, Holding's and their respective Subsidiaries' business which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company, Holding or their respective Subsidiaries, as the case may be, and shall be promptly returned by the Executive to the owner upon termination of the Executive's employment with the Company.

   (b) Except with the Board's prior written approval, during the Employment Period and so long thereafter as the Executive is receiving severance payments pursuant to this Agreement or 18 months after the termination of the





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Employment Period, whichever is the longer period, the Executive shall not, directly or indirectly:

     (i) solicit, entice, persuade or induce any employee of the Company, Holding or their respective Subsidiaries to terminate his employment by the Company, Holding or their respective Subsidiaries or to become employed by any Person other than the Company, Holding or their respective Subsidiaries; or

     (ii) approach any such employee for any of the foregoing purposes; or

    (iii) authorize or assist in the taking of such actions by any third party.

   (c) During the Employment Period and so long thereafter as the Executive is receiving severance payments pursuant to this Agreement or 18 months after the termination of the Employment Period, whichever is the longer period, the Executive shall not, directly or indirectly, engage, participate, make any financial investment in, or become employed by or render advisory or other services to or for any Person or other business enterprise which is engaged, directly or indirectly, in competition with the Company, Holding or their respective Subsidiaries. The foregoing covenant shall not be construed to preclude the Executive from making any investments in the securities of any company, whether or not engaged in competition with the Company, Holding or their respective Subsidiaries, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and such investment does not exceed five percent of the issued and outstanding shares of such company or give the Executive the right or power to control or participate directly in making the policy decisions of such company.

   (d) If any court determines that any portion of this Paragraph 6 is invalid or unenforceable, the remainder of this Paragraph 6 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Paragraph 6, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.





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   (e) The Executive hereby acknowledges and agrees that damages will not be an adequate remedy for the Executive's breach of any of his covenants contained in this Paragraph 6, and further agrees that the Company, Holding, and their respective Subsidiaries shall be entitled to obtain appropriate injunctive and/or other equitable relief for any such breach, without the posting of any bond or other security.

   7.  Purchase Option.

   (a) If the Executive's Employment Period is terminated (i) by the Executive other than for (x) Good Reason, (y) his death or (z) his permanent disability (as defined in the Company's Board-approved disability policy, as in effect from time to time) or (ii) by the Company for Cause, the Company and/or its designee(s) will have the option (the "Option") to purchase, and if the Option is exercised the Executive shall sell to the Company and/or its designee(s), all or any portion (at the Company's option) of the shares of Common Stock and/or Nonvoting Common Stock and/or options to acquire Common Stock and/or Nonvoting Common Stock ("Stock Options"), if any, held by the Executive; provided, that if such termination is for Cause of the type described in clause
(iv) of Paragraph 1(d), the Option shall pertain only to the Executive's Stock Options plus any shares of Common Stock and/or Nonvoting Common Stock acquired by the Executive after such termination pursuant to the exercise of Stock Options. Any and all shares of Common Stock, Nonvoting Common Stock and Stock Options purchasable pursuant to this Paragraph 7 are collectively referred to herein as the "Purchasable Shares".

   (b) The Company shall give notice in writing to the Executive of the exercise of the Option within one year from the date of the termination of the Executive's employment. Such notice shall state the number of Purchasable Shares to be purchased and the determination of the Board of the Market Value Per Share of such Purchasable Shares. If no notice is given within the time limit specified above, the Option shall terminate.

   (c) The purchase price to be paid for the Purchasable Shares purchased pursuant to the Option shall be, in the case of any Common Stock or Nonvoting Common Stock, the Market Value Per Share times the number of shares being purchased, and in the case of any Stock Option, the Market Value Per Share times the number of vested shares subject to such Stock Option less the applicable per share option exercise price. The purchase price shall be paid in cash. The closing of such purchase shall take place at the Company's principal executive offices within 10





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days after purchase price has been determined.  At such closing, the Executive shall deliver to the purchaser(s) the certificates or instruments evidencing the Purchasable Shares being purchased, duly endorsed (or accompanied by duly executed stock powers) and otherwise in good form for delivery, against payment of the purchase price by check of the purchaser(s). In the event that, notwithstanding the foregoing, the Executive shall have failed to obtain the release of any pledge or other encumbrance on any Purchasable Shares by the scheduled closing date, at the option of the purchaser(s) the closing shall nevertheless occur on such scheduled closing date, with the cash purchase price being reduced to the extent of all unpaid indebtedness for which such Purchasable Shares are then pledged or encumbered.

   (d) "Market Value Per Share" means the per share cash price for which all of the Common Stock on a fully-diluted basis could be sold to a willing purchaser in an arms length transaction (without regard to minority discount, absence of liquidity, or transfer restrictions imposed by any applicable law or agreement) at the date of the event giving rise to the Option, as determined in good faith by the Board; provided, however, that if the Executive shall so request within 30 days after his receipt of the Company's Option exercise notice, such determination shall be made by an independent investment banking firm or other qualified appraiser selected by the Board and compensated equally by the Company and the Executive.

   (e) The Executive agrees that, to assure the enforceability of the Company's rights under this Paragraph 7, each certificate or instrument representing Common Stock, Nonvoting Common Stock or an option to purchase Common Stock or Nonvoting Common Stock, held by him shall bear a conspicuous legend in substantially the following form:

   "THESE SECURITIES ARE SUBJECT TO A PURCHASE OPTION UNDER AN EMPLOYMENT AGREEMENT DATED AS OF JANUARY 1, 1997 BETWEEN THE HOLDER HEREOF AND THE COMPANY. A COPY OF SUCH EMPLOYMENT AGREEMENT IS AVAILABLE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES."

   (f) The Company's rights under this Paragraph 7 shall terminate upon the consummation of an underwritten public offering of Common Stock, registered under the Securities Act of 1933, as amended, pursuant to which the Company receives aggregate cash sales proceeds, before underwriting discount, of at least $50 million.





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   8.  Successors.  The Company may assign its rights under this Agreement to any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company, Holding, and their respective Subsidiaries. The rights of Executive under this Agreement may not be assigned or encumbered by the Executive, voluntarily or involuntarily, during his lifetime, and any such purported assignment shall be void. However, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive's death, to the Executive's estate, heirs and representatives.

   9. Enforcement. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part thereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

   10. Amendment. This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and the Executive.

   11. Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

   12. Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction. Any dispute arising out of this Agreement (other than any disputes relating to Paragraph 6 hereof) shall be determined by arbitration in Boulder, Colorado under the rules of the American Arbitration Association then in effect and judgment upon any award pursuant to such arbitration may be enforced in any court having jurisdiction thereof. Disputes relating to Paragraph 6 shall be determined by any court of competent jurisdiction separately and independently of any arbitration proceeding (whether pending or concluded) with respect to any other provision of this





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Agreement.  No judicial proceeding relating to Paragraph 6 shall be stayed or delayed by reason of any arbitration proceeding.

   13. Notice. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received and if mailed, shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid: if to the Company, c/o Hicks, Muse, Tate & Furst Incorporated, 200 Crescent Court, Suite 1600, Dallas, Texas 75201, Attention:
Lawrence D. Stuart, Jr.; or if to the Executive, at the address set forth below the Executive's signature line of this Agreement; or to such other address as the party to be notified shall have given to the other.

   14. No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

   15. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.





            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]





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   IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


                                           NEODATA SERVICES, INC.



                                           By: /s/ JACK D. FURST
                                              ------------------------------
                                           Name: Jack D. Furst
                                                 ---------------------------
                                           Title: Chairman of the Board
                                                  --------------------------


                                           /s/ A. LAURENCE JONES
                                           ---------------------------------
                                           A. LAURENCE JONES
                                           833 W. South Boulder
                                           Louisville, Colorado 80027





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